Exhibit 99.3

Quality Care Properties, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Real estate:
Building and improvements	$3,891,735	$4,289,798
Land	524,055	585,559
Accumulated depreciation	(978,307)	(991,731)
Net real estate	3,437,483	3,883,626
Real estate and related assets held for sale, net	405,321	—
Cash and cash equivalents	263,058	325,587
Restricted cash	219	24
Intangible assets, net	133,117	158,072
Straight-line rent receivables, net	1,881	2,462
Other assets, net	19,940	22,293
Total assets	$4,261,019	$4,392,064
LIABILITIES AND EQUITY
Bank line of credit	$75,000	$75,000
Term loan	855,393	953,768
Senior secured notes	734,833	733,412
Tenant security deposits and deferred revenue	5,360	8,029
Accrued interest	10,349	10,548
Accounts payable and accrued liabilities	10,679	10,117
Total liabilities	1,691,614	1,790,874
Redeemable preferred stock	1,930	1,930
Equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 94,196,282 and 93,809,524 issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	942	938
Additional paid-in capital	3,176,154	3,171,460
Accumulated deficit	(610,118)	(573,635)
Total stockholders' equity	2,566,978	2,598,763
Noncontrolling interests	497	497
Total equity	2,567,475	2,599,260
Total liabilities and equity	$4,261,019	$4,392,064

See accompanying Notes to the Consolidated Financial Statements.

Quality Care Properties, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Revenues:
Rental and related revenues	$140,341	$191,186
Tenant recoveries	21,699	21,140
Total revenues	162,040	212,326
Costs and expenses:
Depreciation and amortization	58,349	68,860
Operating	22,251	21,919
General and administrative	15,276	13,495
Restructuring costs	25,601	7,883
Interest	77,341	69,665
Impairments	2,898	382,049
Total costs and expenses	201,716	563,871
Other income:
Gain on sales of real estate	433	3,283
Other income, net	3,493	125
Total other income, net	3,926	3,408
Loss before income taxes	(35,750)	(348,137)
Income tax expense	(694)	(500)
Net loss and comprehensive loss	(36,444)	(348,637)
Noncontrolling interests' share in earnings	(39)	(41)
Net loss and comprehensive loss attributable to the Company	(36,483)	(348,678)
Less: preferred share dividends	(120)	(172)
Net loss and comprehensive loss attributable to common shareholders	$(36,603)	$(348,850)

See accompanying Notes to the Consolidated Financial Statements.

Quality Care Properties, Inc.

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

(Unaudited)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity	Noncontrolling Interests	Total Equity
January 1, 2018	$938	$3,171,460	$(573,635)	$2,598,763	$497	$2,599,260
Net (loss) income	—	—	(36,483)	(36,483)	39	(36,444)
Stock-based compensation	4	5,413	—	5,417	—	5,417
Cancellation of common shares	—	(599)	—	(599)	—	(599)
Distributions on preferred shares	—	(120)	—	(120)	(39)	(159)
June 30, 2018	$942	$3,176,154	$(610,118)	$2,566,978	$497	$2,567,475

January 1, 2017	$936	$3,163,954	$(130,094)	$3,034,796	$497	$3,035,293
Net (loss) income	—	—	(348,850)	(348,850)	41	(348,809)
Stock-based compensation	2	3,871	—	3,873	—	3,873
Distributions on preferred shares	—	(3)	—	(3)	(41)	(44)
June 30, 2017	$938	$3,167,822	$(478,944)	$2,689,816	$497	$2,690,313

See accompanying Notes to the Consolidated Financial Statements.

Quality Care Properties, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(36,444)	$(348,637)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,349	68,860
Amortization of market lease intangibles	7	12
Amortization of right of use assets	167	135
Amortization of deferred financing costs	8,303	6,056
Stock-based compensation expense	5,417	3,873
Straight-line rents	581	343
Gain on sales of real estate	(433)	(3,283)
Impairments	2,898	382,049
Changes in:
Other assets	1,237	(756)
Tenant security deposits and deferred revenue	(2,669)	(303)
Accrued interest	(199)	(2,286)
Accounts payable and accrued liabilities	805	1,759
Income taxes payable	—	(16,544)
Net cash provided by operating activities	38,019	91,278
Cash flows from investing activities:
Leasing costs and tenant and capital improvements	(502)	(174)
Net proceeds from the sales of real estate	5,907	20,287
Net cash provided by investing activities	5,405	20,113
Cash flows from financing activities:
Proceeds from issuance of debt	—	50,000
Repayments of debt	(105,000)	(5,000)
Payment of deferred financing costs	—	(34)
Repurchase of cancelled shares	(599)	—
Distributions paid	(159)	(176)
Net cash (used in) provided by financing activities	(105,758)	44,790
Net (decrease) increase in cash, cash equivalents and restricted cash	(62,334)	156,181
Cash, cash equivalents and restricted cash, beginning of period	325,611	126,202
Cash, cash equivalents and restricted cash, end of period	$263,277	$282,383
Supplemental cash flow information:
Income taxes paid	$263	$16,910
Interest paid	$69,237	$65,895
Supplemental disclosure of non-cash investing activities:
Accrued construction costs	$83	$—
Supplemental disclosure of non-cash financing activities:
Accrued distributions	$40	$40
See accompanying Notes to the Consolidated Financial Statements.

Quality Care Properties, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. Business

Quality Care Properties, Inc. (“QCP” or the “Company”) is a Maryland corporation primarily engaged in the ownership and leasing of post-acute/skilled nursing properties and memory care/assisted living properties. We were formed in 2016 to hold the HCR ManorCare, Inc. (“HCRMC”) portfolio (“HCRMC Properties”), 28 other healthcare related properties (“non‑HCRMC Properties,” and, collectively with the HCRMC Properties, the “Properties”), a deferred rent obligation due from HCRMC under a master lease agreement and an equity method investment in HCRMC.

Unless the context otherwise requires, references to “we,” “us,” “our,” and “the Company” refer to QCP on a consolidated basis. QCP elected to be treated as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its initial taxable year ended December 31, 2016. REITs are generally not liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their REIT taxable income. Pursuant to the Merger Agreement (as defined below), QCP has agreed to conduct its business in the ordinary course and to maintain REIT status. If our REIT status is not terminated, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and maintaining compliance with certain income and asset tests.

As of June 30, 2018, the Properties consisted of 256 post‑acute/skilled nursing properties, 61 memory care/assisted living properties, one surgical hospital and one medical office building across 29 states, including 86 properties classified as held for sale (see Note 4), with 291 of the 319 properties leased to HCRMC under a master lease agreement (as amended and supplemented from time to time, the “Master Lease”). The properties subject to the Master Lease are leased on a triple‑net basis to HCRMC’s indirect wholly owned subsidiary, HCR III Healthcare, LLC (“HCR III”). All of HCR III's obligations under the Master Lease are guaranteed by HCRMC. The non‑HCRMC Properties are leased on a triple-net basis to other national and regional operators and other tenants unaffiliated with HCRMC. See Note 3 for additional information on the Master Lease and leases with other tenants.

The Merger

On July 26, 2018, Welltower Inc. (“Welltower”) completed its acquisition of QCP, pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of April 25, 2018, by and among Welltower, Potomac Acquisition LLC (“Potomac”), a Delaware limited liability company and a subsidiary of Welltower, QCP and certain of QCP’s subsidiaries. In accordance with the Merger Agreement, Welltower acquired all of the outstanding shares of QCP common stock (the “QCP Shares”) in an all-cash merger (the “Merger”) in which QCP stockholders received $20.75 in cash for each QCP Share (such payments, the “Merger Consideration”).

The transaction occurred through a series of successive mergers of certain of QCP’s subsidiaries with and into Potomac, followed by the merger of QCP with and into Potomac, with Potomac surviving as a wholly owned subsidiary of Welltower. At the effective time of the Merger of QCP with and into Potomac, each issued and outstanding share of QCP common stock converted into the right to receive the Merger Consideration.

In connection with the consummation of the Merger, the Company repaid in full all outstanding amounts under the senior secured revolving credit facility and senior secured term loan, and terminated the related credit agreement. The senior secured notes were also redeemed in full in connection with the consummation of the Merger. Additionally, in connection with the consummation of the Merger, the outstanding shares of preferred stock and noncontrolling interests were redeemed, and all eligible outstanding equity awards fully vested and converted into the right to receive the Merger Consideration.

Also on July 26, 2018, the transactions contemplated by an alternative plan sponsor agreement (the “Alternative PSA”), dated as of April 25, 2018, by and among QCP, HCRMC, ProMedica Health System, Inc. (“ProMedica Parent”), Suburban Healthco, Inc. (“ProMedica Purchaser” and, together with ProMedica Parent, “ProMedica”) and Meerkat I LLC closed immediately preceding the closing of the Merger. In accordance with the Alternative PSA, ProMedica acquired all of the newly issued common stock of HCRMC as part of an alternative plan of reorganization in connection with HCRMC’s ongoing bankruptcy proceeding and HCRMC paid an agreed deferred rent obligation owed to QCP in the amount of approximately $440 million.

On July 26, 2018, the Company notified the New York Stock Exchange (“NYSE”) of the consummation of the Merger and requested that NYSE suspend trading of QCP Shares effective on July 26, 2018 and file with the Securities Exchange Commission (“SEC”) a Form 25 Notification of Removal from Listing and/or Registration (“Form 25”) to delist and deregister the QCP shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Company’s request, NYSE filed a Form 25 on July 27, 2018 to provide notification of such delisting and to effect the deregistration of the QCP Shares under Section 12(b) of the Exchange Act. On August 6, 2018, the Company filed with the SEC a Form 15 requesting that the QCP Shares be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be terminated.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation (including normal recurring adjustments), and include all of the information and disclosures required by GAAP for interim reporting. However, they do not include all of the disclosures required by GAAP for complete financial statements. The Company believes that the disclosures made are adequate to prevent the information presented from being misleading. Operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. The accompanying unaudited interim financial information should be read in conjunction with the audited combined consolidated financial statements of QCP and notes thereto included in our 2017 Annual Report on Form 10-K (the “Annual Report”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and the equity method investment.

The Company is required to continually evaluate its variable interest entity (“VIE”) relationships and consolidate these entities when it is determined to be the primary beneficiary of their operations. A VIE is broadly defined as an entity where either (i) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support, (ii) substantially all of an entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights or (iii) the equity investors as a group lack any of the following: (a) the power through voting or similar rights to direct the activities of an entity that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of an entity or (c) the right to receive the expected residual returns of an entity.

A variable interest holder is considered to be the primary beneficiary of a VIE if it has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors includes, but is not limited to, its form of ownership interest, its representation on the VIE’s governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and its ability to replace the VIE manager and/or liquidate the entity.

Equity Method Investment

The Company owns an approximately 9% equity interest in HCRMC that, although the Company does not have the ability to exercise significant influence over HCRMC, is accounted for under the equity method of accounting. Beginning on January 1, 2016, equity income is recognized only if cash distributions are received from HCRMC. No cash distributions have been received from HCRMC during 2016, 2017 or 2018 prior to the closing of the Merger. As of June 30, 2018 and December 31, 2017, the carrying value of the equity method investment was zero. See Note 3 regarding the Company’s Master Lease with HCRMC.

Use of Estimates

Management is required to make estimates and assumptions in the preparation of financial statements in conformity with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management’s estimates. Management believes that the assumptions and estimates used in preparation of the underlying consolidated financial statements are reasonable.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014‑09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014‑09”). This update changed the requirements for recognizing revenue. ASU 2014‑09 provides guidance for revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015‑14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015‑14”). ASU 2015‑14 defers the effective date of ASU 2014‑09 by one year to fiscal years, and interim periods within such years, beginning after December 15, 2017. Early adoption is permitted for fiscal years, and interim periods within such years, beginning after December 15, 2016. A reporting entity may apply the amendments in ASU 2014-09 using either a modified retrospective approach, by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption or a full retrospective approach. The Company adopted ASU 2014‑09 on January 1, 2018 using the full retrospective approach for its adoption. Since revenue for the Company is primarily generated through leasing arrangements, which are excluded from ASU 2014-09, the Company is impacted in its recognition of non-lease revenue (resulting in a gross-up of real estate tax and property insurance recovery revenue and expense for triple-net leases due to principal versus agent considerations) and its recognition of prospective real estate sale transactions; the Company has concluded that there is no change required to the recognition treatment of sales of real estate in previous periods upon adoption of ASU 2014-09. Under ASU 2014-09, revenue recognition for real estate sales is largely based on the transfer of control versus continuing involvement under current guidance. As a result, the Company generally expects that the new guidance will result in more transactions qualifying as sales of real estate and revenue being recognized at an earlier date than under prior accounting guidance.

Reclassifications

Certain prior period amounts have been reclassified to conform with current period presentation, including (i) grossing up tenant recoveries and operating expenses for real estate taxes and property insurance related to triple-net leases on the consolidated statements of operations and comprehensive loss (as discussed above) and (ii) including the effects of restricted cash on the consolidated statements of cash flows, both resulting from the adoption of accounting standards on January 1, 2018.

NOTE 3. Operating Leases

Master Lease with HCRMC

The Company leases the HCRMC Properties (291 post‑acute/skilled nursing and memory care/assisted living properties as of June 30, 2018) under the Master Lease supported by a guaranty from HCRMC. The HCRMC Properties are divided into four pools, as described within the Master Lease, with initial lease terms of 13 to 17 years. HCRMC has the option to renew leases by pool whereby all properties within a pool must be renewed. The renewal terms vary by subpools within each pool and range from five to 17 years. The Company determined that the timing and amounts owed under the Master Lease were no longer reasonably assured as of December 31, 2015. As a result, the Company placed the Master Lease on nonaccrual status and utilizes the cash basis method of accounting beginning January 1, 2016, in accordance with its policies.

Immediately following the Merger, Welltower formed an 80/20 joint venture with ProMedica to own the real estate associated with the 218 properties leased to ProMedica under a lease agreement with the following key terms: (i) 15-year absolute triple-net master lease with three five-year renewal options; (ii) initial annual cash rent of $179 million with a year one escalator of 1.375% and 2.75% annual escalators thereafter; and (iii) full corporate guarantee of ProMedica. The non-core properties are leased to ProMedica under a non-yielding lease. These two new leases with ProMedica replaced the Master Lease.

The Company incurred legal, advisory and diligence costs related to its restructuring and workout discussions with HCRMC and the Welltower/ProMedica transactions totaling $25.6 million and $7.9 million during the six months ended June 30, 2018 and 2017, respectively.

The Company recognized HCRMC rental and related revenues (including recovery revenues) totaling $145.7 million and $195.8 million for the six months ended June 30, 2018 and 2017, respectively.

Other Leases

The non‑HCRMC Properties are leased on a triple-net basis to other national and regional operators and other tenants unaffiliated with HCRMC. These operating leases expire between years 2019 and 2025 with renewal options of five years or greater. One of the non‑HCRMC Properties contains variable lease payments structured as a percentage of gross revenues once a gross revenue threshold is exceeded.

NOTE 4. Real Estate

We are in the process of selling 74 non-core skilled nursing/senior housing facilities that are leased to HCR III under the Master Lease. On June 13, 2018, the Company sold one non-core facility for net proceeds of $5.9 million, resulting in gain on sales of $0.4 million, with 73 non-core facilities remaining as of June 30, 2018. Subsequent to June 30, 2018, the Company/Welltower sold 33 non-core facilities for aggregate net proceeds of $242.0 million, which exceeded net carrying value. As of September 28, 2018, there were 40 non-core facilities remaining, with executed purchase and sale agreements in place to sell all remaining non-core properties for estimated aggregate net proceeds in excess of net carrying value. During the six months ended June 30, 2018, the Company recorded an impairment charge of $2.9 million to reduce the carrying value of the non-core properties to fair value less costs to sell.

We are in the process of selling the 12 skilled nursing/senior housing facilities that are leased to Covenant Care. On June 14, 2018, the Company executed a purchase and sale agreement to sell the properties for gross proceeds of $82.0 million. Subsequent to June 30, 2018, Welltower sold the 12 facilities for aggregate net proceeds of $77.3 million, which exceeded net carrying value.

We are in the process of selling the one surgical hospital that we own. On July 9, 2018, the Company executed a purchase and sale agreement to sell the hospital for gross proceeds of $25.0 million.

The 86 properties described above were classified as held for sale, net as of June 30, 2018, as follows (in thousands):

Real estate:
Building and improvements	$384,100
Land	61,051
Accumulated depreciation	(55,529)
Net real estate	389,622
Intangible assets, net	15,007
Other assets	692
Real estate and related assets held for sale, net	$405,321

During 2015, the Company and HCRMC agreed to market for sale the real estate and operations associated with 50 non‑strategic properties that were leased to HCR III under the Master Lease. During the six months ended June 30, 2017, the Company sold the seven remaining non-strategic properties for aggregate net proceeds of $19.3 million, resulting in gain on sales of $3.3 million.

During the six months ended June 30, 2017, the Company recognized an impairment charge of $382.0 million related to certain skilled nursing properties classified as held for use. The properties were determined to be impaired in connection with the closing of the quarter under the recoverability test because the carrying value of the respective properties exceeded the expected undiscounted cash flows over the estimated holding period for the respective properties, due to a reduction in the expected holding period for the properties and the continued financial deterioration of the post-acute/skilled nursing sector.

NOTE 5. Debt
Overview

Debt as of June 30, 2018 and December 31, 2017 consisted of the following (in thousands):

			Net Balance Outstanding as of
	Interest	Maturity	June 30,	December 31,
Debt	Rate	Date	2018	2017
Senior secured revolving credit facility(1)	Floating	October 31, 2021	$75,000	$75,000
Senior secured term loan(2)	Floating	October 31, 2022	855,393	953,768
Senior secured notes	8.125%	November 1, 2023	734,833	733,412
Total			$1,665,226	$1,762,180

(1)	The interest rate was 7.23% and 6.60% as of June 30, 2018 and December 31, 2017, respectively. Remaining availability under the facility was $25.0 million as of June 30, 2018.

(2)
The interest rate was 7.23% and 6.60% as of June 30, 2018 and December 31, 2017, respectively. On June 29, 2018, the Company made a $100.0 million prepayment on the term loan using cash on hand in an effort to improve our covenant compliance.

In connection with the consummation of the Merger, the Company repaid in full all outstanding amounts under the senior secured revolving credit facility and senior secured term loan, and terminated the related credit agreement. The senior secured notes were also redeemed in full in connection with the consummation of the Merger.

Covenants

As of June 30, 2018, management believes the Company is in compliance with all debt covenants, current on all loan payments and not otherwise in default under the debt agreements.

Fair Value of Debt

The carrying values of our variable-rate debt approximate their fair value. We estimate the fair values of fixed-rate debt using trading quotes in an inactive market, which falls within Level 2 of the fair value hierarchy. The fair value of the Notes with $750 million face value was estimated to be $812.0 million and $765.0 million as of June 30, 2018 and December 31, 2017, respectively.

NOTE 6. Stock-Based Compensation
Under the Quality Care Properties, Inc. 2016 Performance Incentive Plan (the “Plan”), the Company is permitted to grant awards to officers, employees, directors and consultants of the Company or a subsidiary. The Company recorded total stock-based compensation expense related to the outstanding restricted stock units, stock options and performance-based and time-vested stock awards granted under the Plan of $5.4 million and $3.9 million during the six months ended June 30, 2018 and 2017, respectively, which is included within general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss. In connection with the consummation of the Merger, all eligible outstanding equity awards fully vested and converted into the right to receive the Merger Consideration.

NOTE 7. Commitments and Contingencies

Legal Proceedings in General

From time to time, the Company is a party to legal proceedings, lawsuits and other claims that arise in the ordinary course of the Company’s business. Except as described below, the Company is not aware of any legal proceedings or claims that it believes may have, individually or taken together, a material adverse effect on the Company’s business, prospects, financial condition, results of operations or cash flows. The Company’s policy is to record a liability when a loss is considered probable and the amount can be reasonably estimated and to expense legal costs as they are incurred.

Legal Proceedings related to Stockholders

On July 19, 2018, Allyn Hoffman and Kathleen Hoffman, who allege they were stockholders of the Company at all relevant times, commenced a civil action in the Circuit Court for Montgomery County, Maryland against the Company’s former directors alleging that the defendants breached their fiduciary duties in connection with the transaction by which the Company was acquired by Welltower. The plaintiffs purport to sue on behalf of a class comprised of the Company’s common stockholders except for the defendants and persons related to or affiliated with the defendants. The plaintiffs seek (i) an injunction preventing a stockholder vote on the transaction or rescinding the transaction, (ii) an injunction to prevent the defendants from enforcing an exclusive forum provision in the Company’s bylaws, (iii) an award of damages in an unspecified amount, and (iv) an award of litigation expenses in an unspecified amount. The Company believes these claims to be without merit.

NOTE 8. Income Taxes

The Company elected to be treated as a REIT, commencing with its initial taxable year ended December 31, 2016. REITs are generally not liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their REIT taxable income. If the Company’s REIT status is not terminated, the Company determines to continue to qualify as a REIT and the Company distributes 100% of its taxable income, then the Company will continue to generally not be subject to federal or state and local income taxes.

The Tax Cuts and Jobs Act of 2017 represents sweeping tax reform legislation that makes significant changes to corporate and individual tax rates and the calculation of taxes, as well as international tax rules. So long as we remain a REIT, we are generally not required to pay federal taxes otherwise applicable to regular corporations if we comply with the various tax regulations governing REITs. Shareholders, however, are generally required to pay taxes on REIT dividends.

NOTE 9. Concentration of Credit Risk

Concentrations of credit risk arise when one or more tenants or operators related to the Company’s investments are engaged in similar business activities or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors its portfolio to assess potential concentrations of risks.

Assets related to HCRMC represented 91% of the Company’s total assets as of June 30, 2018 and December 31, 2017. The Company derived 90% and 92% of its total revenues from the Master Lease with HCRMC for the six months ended June 30, 2018 and 2017, respectively.

NOTE 10. Subsequent Events

The Company has evaluated subsequent events through September 28, 2018, the date on which the consolidated financial statements were available to be issued, and identified no such events other than the Merger-related events disclosed in Note 1, the new leases with ProMedica disclosed in Note 3 and property sales subsequent to June 30, 2018 disclosed in Note 4.